EXHIBIT 21.1




                        LIST OF SUBSIDIARIES




(i)   Subsidiaries of Doskocil Companies Incorporated

                                                  State of
   Name                                           Incorporation

Aeicor International, Inc.                          Delaware
Aeicorulers, Inc.                                   Delaware
Dixie Foods Company                                 Delaware
Florida Panel Co.                                   Florida
Glendora Holdings Limited                           Ontario
National Service Center, Inc.                       Delaware
Northeastern Aluminum Company, Inc.                 Delaware
Sigma Physical Distribution Systems, Inc.           Delaware
Stoppenbach, Inc.                                   Wisconsin
Transocean Gateway Corporation                      Delaware
Wilson Foods Corporation                            Delaware
Zenith Natural Gas Company                          Delaware




              Subsidiaries of Wilson Foods Corporation

                                                  State of
   Name                                           Incorporation

Brennan Packing Co., Inc.                           Delaware
Concordia Foods Corporation                         Delaware
Gourmet America, Inc.                               Delaware
Pafco Importing Company, Inc.                       Delaware
Shreveport Foods Company                            Delaware
Tiverton Properties, Inc.                           Indiana
Toppers Meat Company                                Delaware
TPCM, Inc.                                          Delaware
Wilson Certified Express, Inc.                      Delaware



(ii) The stock of certain direct and indirect subsidiaries of the Company has been pledged pursuant to the Credit Agreement.